Great Elm Capital Corp. (NASDAQ: GECC) Investor Presentation – Quarter Ended June 30, 2020 August 10, 2020 © 2020 Great Elm Capital Corp. Exhibit 99.1

© 2020 Great Elm Capital Corp. Disclaimer Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are: conditions in the credit markets, the price of GECC common stock, the performance of GECC’s portfolio and investment manager and risks associated with the economic impact of the COVID-19 pandemic on GECC and its portfolio companies. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the SEC. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. You should consider the investment objective, risks, charges and expenses of GECC carefully before investing. GECC’s filings with the SEC contain this and other information about GECC and are available by contacting GECC at the phone number and address at the end of this presentation. The SEC also maintains a website that contains the aforementioned documents. The address of the SEC’s website is http://www.sec.gov. These documents should be read and considered carefully before investing.   The performance, distributions and financial data contained herein represent past performance, distributions and results and neither guarantees nor is indicative of future performance, distributions or results. Investment return and principal value of an investment will fluctuate so that an investor’s shares may be worth more or less than the original cost. GECC’s market price and net asset value will fluctuate with market conditions. Current performance may be lower or higher than the performance data quoted. All information and data, including portfolio holdings and performance characteristics, is as of June 30, 2020, unless otherwise noted, and is subject to change. This presentation does not constitute an offer of any securities for sale.

GECC Repositioning This quarter marked the beginning of Great Elm Capital Corp.’s portfolio repositioning We remain intently focused on maximizing shareholder value through our monthly distributions, potential special distributions and by increasing the book value of our shares During the quarter ended June 30, 2020, we began repositioning the portfolio, including taking actions to create liquidity that had the effect of depressing net investment income (“NII”) Specifically, as the impact of COVID-19 increased volatility in the leveraged credit secondary markets, we proactively monetized investments in anticipation of more attractive redeployment opportunities Toward the end of the quarter ended June 30, 2020 and following quarter end, we redeployed a majority of our cash into new, cash-generative investment opportunities that diversify our holdings As we continue to diversify our holdings, we intend to weight investments in specialty finance businesses, like Prestige Capital Finance, LLC (“Prestige”), whose performance has exceeded internal expectations, more significantly in our future portfolio NII for the quarter ended June 30, 2020 was approximately $0.9 million, or $0.09 per share, as compared to NII of $2.7 million or $0.26 per share for the quarter ended March 31, 2020 The quarter-over-quarter reduction in NII was driven by the monetization of certain income-generating investments as we continued to meaningfully grow our cash balance and the loss of income from investments in PFS Holdings Corp. and Davidzon Radio, Inc., both placed on nonaccrual status during the prior quarter © 2020 Great Elm Capital Corp.

Total Investment Income Reconciliation © 2020 Great Elm Capital Corp. *$000s The quarter-over-quarter reduction in Total Investment Income was driven by: Proactive sales of investments in Commercial Barge Line Co., Full House Resort, Inc. and Finastra Group Holdings, Ltd. The 1Q20 transition to nonaccrual of investments in PFS Holdings Corp. and Davidzon Radio, Inc., a legacy Full Circle investment

Investment Activity: New Investments (April 1, 2020 – August 7, 2020) © 2020 Great Elm Capital Corp. *$000s Throughout 2Q20 and subsequent to quarter end, we actively deployed approximately $25.5 million of available cash into eight new investments at a weighted average current yield of 12.7% (1) Investment activity includes activity in Q2/2020 and the subsequent period through and including August 7, 2020. Investment activity does not include revolver draws or PIK interest. (2) Represents $2.0 million of Viasat receivables on balance sheet as of June 30, 2020. (3) Weighted average current yield is based upon the stated coupon rate and fair value of outstanding investments as of the most recent measurement date or date of purchase, as applicable. These figures do not include Apache Corp. notes or Viasat, Inc. receivables.

Specialty Finance Investments © 2020 Great Elm Capital Corp.

On February 8, 2019, GECC acquired 80.0% of the outstanding equity interests of Prestige for approximately $7.5 million GECC acquired its interests from founder Harvey Kaminski, facilitating his retirement and a transition of the business to longtime executives Alan Eliasof and Stuart Rosenthal Eliasof and Rosenthal own the remaining 20% of Prestige’s equity, fostering a significant alignment of interest between management and GECC Prestige is a leading provider of “spot factoring” services, providing clients with an opportunity to sell individual accounts receivable for an upfront payment Prestige purchases the accounts receivable of creditworthy companies from its clients. It typically advances 75%-85% of the receivable to the client upfront and remits the rest to the client (less Prestige’s fee) upon payment of the receivable Prestige’s clients are generally unable to access traditional bank financing to meet their capital needs but have accounts receivable from creditworthy companies The combination of clients’ capital needs and receivables from creditworthy counterparties allows Prestige to consistently underwrite profitable business while taking limited corporate credit risk Over more than 30 years in business and through greater than $6 billion of transactions factored, Prestige has a track record of strong credit underwriting with minimal losses © 2020 Great Elm Capital Corp. Specialty Finance Investments: Prestige Capital Finance, LLC

Prestige is a highly profitable company In 2019, Prestige’s pretax income was approximately $2.8 million on average book equity of $3.1 million Through the first half of 2020, Prestige’s pretax income was approximately $1.5 million on average book equity of $3.3 million The company’s growing profitability and new business pipeline continue to exceed internal expectations GECC earns a high rate of return on its investment in Prestige Despite not acquiring Prestige until February 2019, GECC received $1.6 million in distributions from Prestige throughout 2019, representing an approximate 24% annualized yield on its investment Through the first half of 2020, GECC received $0.9 million in distributions, also representing an approximate 24% annualized yield on its investment GECC’s balance sheet enables Prestige to increase the size of the transactions it can pursue, which may further enhance its growth In addition, our investment in Prestige may create “overflow” opportunities that would allow GECC to participate in certain of Prestige’s larger factoring transactions directly The rates of return on and underlying credit quality of these transactions may be higher than our more traditional leveraged credit investments These transactions would be proprietary to GECC and unique to our portfolio © 2020 Great Elm Capital Corp. Specialty Finance Investments: Prestige Capital Finance, LLC (Continued)

The positive trends our investment in Prestige continues to exhibit lead us explore complementary opportunities in other niche areas of specialty finance We are focused on acquiring controlling interests in a number of sub-categories of specialty finance, including: Factoring Asset based lending Equipment leasing Hard money real estate lending Trade claim acquisition In addition, we believe that owning controlling interests in businesses in the above disciplines may create proprietary “overflow” investment opportunities As an investor in niche specialty finance businesses, we can help our partners grow by creatively structuring transactions and utilizing our liquid balance sheet © 2020 Great Elm Capital Corp. Specialty Finance Investments: Additional Investments

Portfolio Review (Quarter Ended 6/30/2020) © 2020 Great Elm Capital Corp.

Portfolio Review: GECC Snapshot GECC Investment Objective Investment Strategy Externally managed, total-return-focused BDC Liquid balance sheet Employees and affiliates of Great Elm Capital Management, Inc., GECC’s investment manager, own approximately 24% of GECC’s outstanding shares To generate both current income and capital appreciation, while seeking to protect against the risk of capital loss To apply the key principles of value investing to the capital structures of middle-market companies and to acquire majority stakes in income-generating specialty finance businesses Portfolio (as of 6/30/2020) $258.0 million of total assets; $146.3 million of portfolio fair value; $53.2 million of net asset value Debt investments carry a weighted average current yield of 10.2%1 37 investments (29 debt, 8 equity) in 28 companies across 22 industries (1) Weighted average current yield is based upon the stated coupon rate and fair value of outstanding debt securities at the measurement date. © 2020 Great Elm Capital Corp.

Portfolio Review: GECC Overview The majority of our third and fourth quarter 2020 distributions will be paid in shares of our common stock in order to maximize liquidity and strengthen our balance sheet LTM total distribution yield of 20.5% on 6/30/20 NAV and 24.6% on 6/30/20 market value During Q2 2020, monetized $37.5 million across 17 investments, in whole or in part, at a weighted average current yield of 6.5% and a weighted average price of $0.98 This includes the complete exit of 4 positions during the quarter During Q2 2020, deployed $15.9 million of capital into 9 investments at a weighted average current yield of 12.2% and a weighted average price of $0.92 Capital deployed into both secured and unsecured investments during the quarter GECCL 6.50% Notes due September 2022 GECCN 6.50% Notes due June 2024 GECCM 6.75% Notes due January 2025 Attractive Fixed Rate Debt Deployment of Capital Monetization of Investments Distributions © 2020 Great Elm Capital Corp.

Portfolio Review: Quarter End Portfolio Detail 29 Debt Investments $121.0 million Fair Value of Debt Investments 78.3% Weighted Average Dollar Price of Debt Investments 10.2%1 Weighted Average Current Yield of Debt Investments 82.7% Of Invested Capital in Debt Investments 8 Equity Investments $25.2 million Fair Value of Equity Investments Debt Investments: Equity Investments2: 17.3% Of Invested Capital in Equity Investments (1) Weighted average current yield is based upon the anticipated distribution rate and fair value of outstanding investments at the measurement date. Amounts in the above tables do not include investments in short-term securities, including United States Treasury Bills. (2) Two of the eight equity investments, totaling approximately $13.9 million of fair value as of June 30, 2020, are income-generating equity investments: Prestige Capital Finance, LLC and Crestwood Equity Partners, LP. © 2020 Great Elm Capital Corp. 18.8%1 Weighted Average Current Yield of Income-Generating Equity Investments

Portfolio Review: Quarter End Asset Type and Interest Rate Type Portfolio by Asset Type ($MM) Portfolio by Interest Rate Type ($MM) Weighted average fixed rate yield of 13.6%1 Weighted average floating rate yield of 8.2%1 (1) Weighted average fixed and floating rate current yield is based upon the stated coupon rate and fair value of outstanding debt instruments at the measurement date. Amounts in the above tables do not include investments in short-term securities, including United States Treasury Bills and money market mutual funds. © 2020 Great Elm Capital Corp. Investments Fair Value of Investments Percentage of Total Portfolio Investments Count Fair Value of Debt Percentage of Debt Holdings Debt $121.01969 0.82742321100483618 Fixed Rate 7 $45.24810317 0.37389042493462155 Equity / Other $25.241242 0.17257678899516379 Floating Rate 22 $75.771586429999999 0.62610957506537845 Total $146.260932 1 Total 29 $121.01968959999999 1 Investments Fair Value of Investments Percentage of Total Portfolio Investments Count Fair Value of Debt Percentage of Debt Holdings Debt $121.01969 0.82742321100483618 Fixed Rate 7 $45.24810317 0.37389042493462155 Equity / Other $25.241242 0.17257678899516379 Floating Rate 22 $75.771586429999999 0.62610957506537845 Total $146.260932 1 Total 29 $121.01968959999999 1

Portfolio Review: Quarter End Industry Breakdown Amounts in the above table do not include investments in short-term securities, including United States Treasury Bills © 2020 Great Elm Capital Corp.

Portfolio Review: Quarterly Investment Activity

New Investments vs. Monetized Investments

	Q2/2019	Q3/2019	Q4/2019	Q1/2020	Q2/2020
Dollar Value of New Investments[1]	$61.7 million	$46.1 million	$15.1 million	$31.9 million	$15.9 million
Weighted Average Price of New Debt Investments	$0.98	$0.97	$0.97	$0.99	$0.92
Weighted Average Current Yield of New Debt Investments[2]	10.9%	10.2%	9.0%	7.1%	12.2%
% of New Debt Investments - 1st Lien / Secured Instruments	100%	100%	100%	100%	43%
Dollar Value of Monetized Investments[3]	$36.6 million	$44.6 million	$9.6 million	$29.4 million	$37.5 million
Weighted Average Price of Monetized Debt Investments	$1.00	$1.00	$1.00	$0.82	$0.98
Weighted Average Current Yield of Monetized Debt Investments[2]	10.8%	10.8%	8.5%	13.7%	6.5%
% of Monetized Debt Investments - 1st Lien / Secured Instruments	100%	100%	100%	100%	96%

(1) This includes new deals, additional fundings (inclusive of those on revolving credit facilities), refinancings and PIK interest. Amounts included herein are exclusive of investments in short-term securities, including United States Treasury Bills. Weighted average dollar price is based upon the stated par value and fair value of outstanding debt securities at the measurement date. Weighted average current yield is based upon the stated coupon rate and fair value of outstanding debt securities at the measurement date.

(2) Weighted average current yield metrics specifically refer to the applicable investment activity in the respective period.

(3) This includes scheduled principal payments, prepayments, sales and repayments (inclusive of those on revolving credit facilities). Amounts included herein are exclusive of investments in short-term securities, including United States Treasury Bills. Weighted average dollar price is based upon the stated par value and fair value of outstanding debt securities at the measurement date. Weighted average current yield is based upon the stated coupon rate and fair value of outstanding debt securities at the measurement date.

GREAT ELM CAPITAL
© 2020 Great Elm Capital Corp.
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Financial Review (Quarter Ended 6/30/2020) © 2020 Great Elm Capital Corp.

Financial Review: Per Share Data Q2/20191 Q3/20191 Q4/20191 Q1/20201 Q2/20201 Earnings Per Share (“EPS”) ($0.43) ($0.96) ($0.16) ($3.33) $0.34 Net Investment Income (“NII”) Per Share $0.29 $0.26 $0.25 $0.26 $0.09 Net Realized Gains / (Losses) Per Share $0.04 $0.02 $0.002 ($1.12) $0.09 Net Unrealized Gains / (Losses) Per Share ($0.76) ($1.24) ($0.41) ($2.47) $0.16 Net Asset Value Per Share at Period End $10.30 $9.09 $8.63 $5.05 $5.10 Distributions Paid / Declared Per Share $0.249 $0.249 $0.299 $0.249 $0.249 (1) The per share figures are based on a weighted average outstanding share count for the respective period. Financial Highlights – Per Share Data © 2020 Great Elm Capital Corp.

Financial Review: Portfolio Q2/2019 Q3/2019 Q4/2019 Q1/2020 Q2/2020 Capital Deployed $61.7 million $46.1 million $15.1 million $31.9 million $15.9 million Investments Monetized $36.6 million $44.6 million $9.6 million $29.4 million $37.5 million Total Fair Value of Investments at Period End1 $204.2 million $194.8 million $197.6 million $165.5 million $146.3 million Net Asset Value at Period End $103.6 million $91.5 million $86.9 million $50.8 million $53.2 million Total Assets at Period End $334.6 million $298.2 million $291.0 million $273.6 million $258.0 million Total Debt Outstanding at Period End (Par Value) $121.5 million $124.0 million $124.0 million $123.8 million $119.5 million Debt to Equity Ratio at Period End 1.17x 1.36x 1.43x 2.43x 2.25x Cash at Period End2 $52.8 million $24.8 million $15.6 million $22.8 million $31.0 million Total Fair Value of Investments does not include investments in short-term securities, including United States Treasury Bills. Cash does not include our holdings in United States Treasury Bills. Financial Highlights - Portfolio © 2020 Great Elm Capital Corp.

Financial Review: Quarterly Operating Results

	Q2/2019		Q3/2019		Q4/2019		Q1/2020		Q2/2020	
($ in Thousands)		Per Share[1]		Per Share[1]		Per Share[1]		Per Share[1]		Per Share[1]
Total Investment Income[2]	**$6,711**	**$0.66**	**$7,002**	**$0.70**	**$7,012**	**$0.70**	**$6,429**	**$0.64**	**$4,768**	**$0.47**
Interest Income	5,664	0.55	6,200	0.62	6,614	0.66	5,987	0.60	4,184	0.41
Dividend & Other Income	1,047	0.10	802	0.08	398	0.04	442	0.04	584	0.06
Net Operating Expenses	**3,716**	**0.36**	**4,383**	**0.44**	**4,264**	**0.42**	**3,777**	**0.38**	**3,852**	**0.38**
Management fees	742	0.07	759	0.08	746	0.07	698	0.07	591	0.06
Incentive fees[3]	749	0.07	654	0.06	635	0.06	100	0.01	228	0.02
Total Investment Management fees	1,491	0.15	1,412	0.14	1,381	0.14	798	0.08	819	0.08
Administration fees	241	0.02	282	0.03	253	0.03	204	0.02	191	0.02
Directors' fees	49	0.00	51	0.00	50	0.00	51	0.01	51	0.01
Interest expense	1,571	0.15	2,308	0.23	2,303	0.23	2,305	0.23	2,390	0.23
Professional services	229	0.02	243	0.02	122	0.01	257	0.03	250	0.02
Custody fees	15	0.00	15	0.00	12	0.00	20	0.00	19	0.00
Other	120	0.01	71	0.01	143	0.01	142	0.01	132	0.01
Fees Waivers and Expense Reimbursement	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00
Income Tax, Including Excise Tax	0	0.00	0	0.00	209	0.02	0	0.00	0	0.00
Net Investment Income	**$2,995**	**$0.29**	**$2,619**	**$0.26**	**$2,539**	**$0.25**	**$2,652**	**$0.26**	**$916**	**$0.09**

(1) The per share figures are based on a weighted average of the shares outstanding for the preceding quarter, except where such amounts need to be adjusted to be consistent with the financial highlights of our consolidated financial statements.
(2) Total investment income includes PIK income and net accretion of OID and market discount.
(3) Incentive fees include the reversal of certain accrued incentive fees.

GREAT ELM CAPITAL
© 2020 Great Elm Capital Corp.
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Capital Activity © 2020 Great Elm Capital Corp.

Capital Activity: Overview We are excited about our investment pipeline, particularly the opportunities we see in specialty finance As a result, on July 13, 2020, we filed a Form N-2 Registration Statement with the SEC to conduct a non-transferable rights offering1 We are subject to a minimum asset coverage ratio of 150.0% (the “Minimum ACR”), per the proposal that was approved at our 2018 Annual Stockholders’ Meeting As of June 30, 2020, our asset coverage ratio was approximately 144.5%, up from 141.1% as of March 31, 2020 As a result of continuing to report an asset coverage ratio below the Minimum ACR, we are subject to certain limitations on our ability to incur additional debt, issue preferred stock, make cash distributions on junior securities or repurchase junior securities, in each case, in accordance with the Investment Company Act of 1940, as amended, and the indentures governing our outstanding notes, until such time we are above the Minimum ACR © 2020 Great Elm Capital Corp. (1) The information in the N-2 registration statement regarding the rights offering is not complete and may be changed. We may not sell these securities until the N-2 registration statement filed with the Securities and Exchange Commission is effective. This presentation is not an offer to sell these securities and is not soliciting an offer to buy these securities.

Capital Activity: Declared Distributions As previously announced, in May 2020, our Board set monthly distributions of $0.083 per share for the third quarter of 2020, through the month ending September 30, 2020. The distributions will be paid in cash or shares of our common stock at the election of shareholders, although the total amount of cash to be distributed to all shareholders will be limited to approximately 10% of the total distributions to be paid to all shareholders. The remainder of the distributions (approximately 90%) will be paid in the form of shares of our common stock, in accordance with applicable law and the indentures governing our outstanding notes. In August 2020, our Board set monthly distributions of $0.083 per share for the fourth quarter of 2020, through the month ending December 31, 2020. The distributions will be paid in cash or shares of our common stock at the election of shareholders, although the total amount of cash to be distributed to all shareholders will be limited to approximately 10% of the total distributions to be paid to all shareholders. The remainder of the distributions (approximately 90%) will be paid in the form of shares of our common stock, in accordance with applicable law and the indentures governing our outstanding notes. © 2020 Great Elm Capital Corp.

Summary © 2020 Great Elm Capital Corp.

Summary During the quarter, we began repositioning the portfolio, including taking actions to create liquidity that had the effect of depressing NII Toward the end of the quarter and following quarter end, we redeployed a majority of our cash into new, cash-generative investment opportunities that diversify our holdings and increase investment income As we continue to diversify our holdings, we intend to weight investments in specialty finance businesses more significantly in our future portfolio Significant cash balance No secured credit facility A diversified portfolio, primarily comprised of secured loans, secured bonds and investments in specialty finance businesses uncorrelated to the corporate credit portfolio Debt investments carry a weighted average current yield of 10.2%1 The Portfolio Liquid Balance Sheet Portfolio Repositioning © 2020 Great Elm Capital Corp. Distributions Declared a special distribution of $0.05 per share in December 2019, resulting in an LTM distribution yield of 20.5% on 6/30/2020 NAV and 24.6% on 6/30/2020 closing market value To date, $4.64 in total distributions paid, declared or set (1) Weighted average current yield is based upon the stated coupon rate and fair value of outstanding debt securities at the measurement date

Appendix © 2020 Great Elm Capital Corp.

Appendix: General Risks Debt instruments are subject to credit and interest rate risks.   Credit risk refers to the likelihood that an obligor will default in the payment of principal or interest on an instrument. Financial strength and solvency of an obligor are the primary factors influencing credit risk. In addition, lack or inadequacy of collateral or credit enhancement for a debt instrument may affect its credit risk. Credit risk may change over the life of an instrument, and debt instruments that are rated by rating agencies are often reviewed and may be subject to downgrade. Our debt investments either are, or if rated would be, rated below investment grade by independent rating agencies. These “junk bonds” and “leveraged loans” are regarded as having predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may be illiquid and difficult to value and typically do not require repayment of principal before maturity, which potentially heightens the risk that we may lose all or part of our investment.   Interest rate risk refers to the risks associated with market changes in interest rates. Interest rate changes may affect the value of a debt instrument indirectly (especially in the case of fixed rate obligations) or directly (especially in the case of an instrument whose rates are adjustable). In general, rising interest rates will negatively impact the price of a fixed rate debt instrument and falling interest rates will have a positive effect on price. Adjustable rate instruments also react to interest rate changes in a similar manner although generally to a lesser degree (depending, however, on the characteristics of the reset terms, including the index chosen, frequency of reset and reset caps or floors, among other factors).   GECC utilizes leverage to seek to enhance the yield and net asset value of its common stock. These objectives will not necessarily be achieved in all interest rate environments. The use of leverage involves risk, including the potential for higher volatility and greater declines of GECC’s net asset value, fluctuations of dividends and other distributions paid by GECC and the market price of GECC’s common stock, among others. The amount of leverage that GECC may employ at any particular time will depend on, among other things, our Board’s and our adviser’s assessment of market and other factors at the time of any proposed borrowing.   As part of our lending activities, we may purchase notes or make loans to companies that are experiencing significant financial or business difficulties, including companies involved in bankruptcy or other reorganization and liquidation proceedings. Although the terms of such financings may result in significant financial returns to us, they involve a substantial degree of risk. The level of analytical sophistication, both financial and legal, necessary for successful financing to companies experiencing significant business and financial difficulties is unusually high. We cannot assure you that we will correctly evaluate the value of the assets collateralizing our investments or the prospects for a successful reorganization or similar action. In any reorganization or liquidation proceeding relating to a portfolio company, we may lose all or part of the amounts advanced to the borrower or may be required to accept collateral with a value less than the amount of the investment advanced by us to the borrower. © 2020 Great Elm Capital Corp.

Appendix: Contact Information Investor Relations 800 South Street, Suite 230 Waltham, MA 02453 Phone: +1 (617) 375-3006 investorrelations@greatelmcap.com © 2020 Great Elm Capital Corp.